MANAGEMENT SUPPORT AGREEMENT

BETWEEN:

PARADISE GARDENS DEVELOPMENT (PNG) LTD

AND:

DIRACT PTY LTD AS TRUSTEE FOR DIRACT PNG TRUST

AND:

KIBUSH CAPITAL CORPORATION

THIS AGREEMENT is made on the 11th day of June 2015.

PARTIES:

1. **PARADISE GARDENS DEVELOPMENT (PNG) LTD**, of Papua New Guinea ("**PGD**")

2. **KIBUSH CAPITAL CORPORATION** of 5635 N Scottsdale Rd, Suite 130, Scottsdale Arizona 85250 ("**KIBUSH**")

3. **DIRACT PTY LTD AS TRUSTEE FOR DIRACT PNG TRUST**, 635 Glenhuntly Road, Caulfield South, VIC 3162, Australia ("**DPT**")

RECITALS:

A. KIBUSH is a resource company which intends to purchase 90% of the issued share capital of PGD from DPT pursuant to the Share Sale Agreement.

B. The Parties acknowledge that PGD requires technical, management and operational support and accordingly, the Parties have agreed that KIBUSH will provide certain management, technical and capital mobilization support to PGD which may require maintenance, upgrade and/or replacement of existing capital equipment prior to Completion of the sale of PGD from DPT to KIBUSH

C. In order that there is no misunderstanding as to the Parties' requirements, the Parties have entered into this Agreement which sets out the terms under which KIBUSH would carry out the requisite management and operational support services, capital equipment maintenance, replacement or upgrade at PGD.

D. The Parties acknowledge that this Agreement supersedes any previous agreement or understanding between them whether oral or written (except for the Share Sale Agreement), relating to the terms of this Agreement.

E. DPT and KIBUSH hereby agree to facilitate the Services and Capital Support on the terms and conditions set out in this Agreement.

OPERATIVE PART:

1. Interpretation

1.1 Definitions

In this Agreement, unless the context otherwise requires:

"Agreement" means this Management Support Agreement and its Schedules, and includes any subsidiary or supplementary deed or amendments made thereto and agreed between the Parties from time to time;

"Business" means the business for PGD including the Project.

"Capital Support" means the technical and capital mobilization support to PGD in terms of repairing, maintaining or upgrading of existing capital equipment and the replacement of plant and equipment at PGD;

"Commencement Date" means the date of completion of the transaction contemplated under the Share Sale Agreement;

"Company" means PGD.

"Completion" means the earlier of (a) completion of a Sale and Purchase Agreement between the Parties as regards ownership of the Project or (b) termination of this Agreement under this Agreement.

"D" or **"Dollar"** means the lawful currency of Australia;

"Effective Date" means the date of execution of this Agreement by the Parties;

"K" or **"Kina"** means the lawful currency of Papua New Guinea;

"General Manager" means the general manager of PGD;

"GST" means goods and services tax under the *Goods and Services Tax Act 2003* of Papua New Guinea.

"Parties" means both DPT and KIBUSH referred to collectively including their employees, servants, agents, assignees, etc;

"Project" means the TA in particular the Edebu Sawmill Honiri Village Intersection of Edevu creek and Brown River Hiritan Highway Central Province PNG. and the management of the processing plant, mine and all areas of operation and production with respect to the TA.

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"DPT Management Nominee" means the General Manager, Minerals of DPT or such other member of the management of DPT that is nominated under this Agreement who will oversee the implementation of this Agreement.

"Services" means technical, management and operational support, that will be provided by KIBUSH to PGD in accordance with this Agreement and the scope of work outlined in clause 3, and technical, financial, administrative and operational management services of all aspects of the Project;

"Service Period" means the period for the provision of the Services and Capital Support as defined in clause 6.

"Share Sale Agreement" means agreement that has been entered into between the Parties as per the MOU to facilitate the sale of 90% of the issued share capital of PGD, from DPT to KIBUSH.

"Team Leader" means the team leader of the KIBUSH Technical Support Team.

"Termination Date" means the date on which this Agreement is terminated.

"Payroll Tax" means tax paid on wages and salaries of employees as per the *Income Tax Act* 1959

"Tax" means all applicable statutory tax, including company tax.

"Technical Support Team" the professional and technical support personnel that will provided by KIBUSH under clause 3.

1.2 General

In this agreement unless the context otherwise requires:-

(a) the singular includes the plural and vice versa;

(b) any gender includes the other genders;

(c) references to a party include that party's executors, administrators, and successors and permitted assigns;

(d) references to an Item, Clause or Schedule is a reference to an Item, Clause or Schedule of this Agreement;

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(e) reference to an individual or person includes a corporation, firm or governmental authority and vice versa;

(f) the headings do not affect the interpretation or construction of this Agreement;

(g) reference to this Agreement is references to this Agreement as amended from time to time; and

(h) the words "include", "including", "for example" or "such as" when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.

1.3 Priority

If execution of the Share Sale Agreement does not occur prior to June 30, 2015, then either DPT or KIBUSH may terminate this Agreement.

2. Access to PGD and Provision of Service and Capital Support program

2.1 From the Effective Date DPT agrees to allow KIBUSH access to PGD prior to Completion of the sale of shares of PGD from DPT to KIBUSH contemplated under the Share Sale Agreement for the purpose of providing the Services and Capital Support.

2.2 DPT agrees to engage KIBUSH as manager of the Project for the Service Period and KIBUSH hereby accepts such appointment subject to the terms and conditions set out in this Agreement.

3. Scope of Services and Covenants

(a) DPT hereby authorises KIBUSH to do any of the following acts:

(i) perform, co-ordinate, manage, and supervise all aspects of the Project;

(ii) conduct the administration, management and financial control of the Project;

(iii) undertake all aspects of statutory planning control including liaison with all statutory and other authorities in relation to the Project;

(iv) purchase, or otherwise acquire, all supplies, equipment and services required for the operation of the Project;

(v) select employees for the provision services at the Project. KIBUSH agrees to notify DPT of the status of employees.

(vi) undertake and perform all such other acts and things as DPT may confer on KIBUSH from time to time;

(vii) compliance with regulatory and statutory requirements

(viii) undertake and perform such other acts and things as are in the interests of DPT and necessary or desirable in order for KIBUSH to discharge its duties pursuant to this Agreement;

(ix) do such things as may reasonably be necessary and desirable to facilitate and carry out the Project and to keep the Project in good standing; and

(x) review all contracts between PGD and third party contractors. KIBUSH, subject to the consent (not to be unreasonably withheld) of DPT, is authorised to review, negotiate and enter into new or replacement contracts which are on more advantageous terms to PGD.

(b) KIBUSH covenants with DPT to:

(i) duly and punctually observe and perform all and any of the covenants, terms and conditions on the part of KIBUSH contained in or implied by this Agreement;

(ii) diligently and faithfully serve DPT and to protect and further the interests of DPT in all things to the best of its skill, ability and judgment;

(iii) obey and conform to all reasonable lawful orders and directions of DPT as from time to time shall be given to it;

(c) KIBUSH further covenants with DPT:

(iv) not, without the prior consent of DPT, assign, transfer or in any way make over this Agreement to any person, firm or corporation whatsoever (and for the purpose of this clause any change in the control of KIBUSH shall be deemed to be an assignment of this Agreement);

(v) not without the prior written consent of DPT, assign, transfer, dispose of, or encumber any of the assets of PGD.

(vi) not increase, reduce, or otherwise change the issued capital of the Company or the

aA.

rights attaching to the Shares

(vii) not issue any shares, stock units, debentures, convertible securities or other equity interests in the Company (including options or rights to acquire or subscribe for shares or other equities in the capital of the Company)

(viii) not change the constitution of the Company

(ix) not give or agree to give on behalf of PGD any guarantee, indemnity or bond in respect of or to secure the obligations of any person or company

(x) not grant or agree to grant any debenture, mortgage, charge or other security over its assets

(xi) not, without the prior written consent of DPT, enter into any new arrangement, or give another person any new option to share income or profits of the Business (including any joint venture, partnership or other profit sharing arrangement).

(xii) not, without the prior written consent of DPT, grant an option to purchase or right of first refusal over the Business or the Shares

(xiii) not enter into any new loan agreement on behalf of PGD, or make any other new financial accommodation

(xiv) not borrow any money on behalf of PGD under any new facility or accept any form of new financial accommodation

(xv) not be wound up and not permit the appointment of an administrator or controller over the Company or the assets of the Business

(xvi) to be financially and legally responsible, and indemnify DPT and PGD for any loss or damage that it may incur as a result of KIBUSH's changes and/or actions KIBUSH makes during the Service Period

(xvii) to indemnify DPT for any loss or damage that DPT or PGD may incur as a result of KIBUSH's actions, changes, management, or other involvement in the Project..

(xviii) not divulge at any time to any person, firm or corporation (other than as required by law or with the prior consent of DPT) any information coming to its attention by virtue of it having entered into this Agreement;

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(d)DPT covenants with KIBUSH to:

(xix) duly and punctually observe and perform all and any of the covenants, terms and conditions on the part of DPT contained in or implied by this Agreement;

(xx) give any reasonable assistance and do all things as reasonably requested by KIBUSH as is necessary to enable KIBUSH to carry out its obligations and powers under this Agreement;

4. Records of Services

4.1 The Parties shall keep full and proper records of Services and Capital Support and capital equipment and materials.

4.2 KIBUSH will continue to maintain accounting records and standards as is required under the *Companies Act* 1997 that would be subject to statutory audit by DPT's statutory auditors.

5. Records of Capital Support

The Parties shall keep proper and full record of Capital Support and associated services equipment and materials.

6. Service Period

6.1 Subject to the provisions of this Agreement, the Service Period commences on the Effective Date and continues until the earliest of:

(a) Commencement Date;
(b) Termination Date;
(c) if Completion does not occur, such other dates as may be agreed between the Parties;

7.

7.1 Management Costs and Revenue

(a) KIBUSH is liable for all operating costs associated with the Project from the Effective Date including, but not limited to: working capital requirements; existing payroll wages and obligations to employees,;costs of additional staff and advisors deployed by KIBUSH; equipment repairs and/or maintenance; replacement costs; lease costs; fuel costs; parts/supplies; royalties to landowners; contractors fees; consultants; accommodation expenses or any other operational cost.

(b) KIBUSH is liable for all capital costs and Capital Support of the Project as of the Effective Date.

(c) DPT will not be liable for any costs whatsoever that are incurred to PGD, as of the Effective Date, unless the cost is related to an undisclosed liability, that PGD had incurred prior to the Effective Date.

(d) KIBUSH, subject to execution of the Share Sale Agreement, has accepted liabilities of PGD to the Internal Revenue Commission of Papua New Guinea, with regard to GST, Salaries and Wages Withholding Tax / Group Tax.

7.2 Revenue

(a) The Parties agree that all logs and timber produced during the Service Period shall remain the property of KIBUSH, unless it fails to complete the Share Sale Agreement.

(b) In consideration of KIBUSH accepting liability for the costs referred to in clause 7, DPT agrees that KIBUSH will own and have the full benefit of all revenue derived from the sale of any logs or timber that may be produced from the Project, unless KIBUSH defaults in its obligations under the Share Sale Agreement.

(c) In the event that KIBUSH defaults in its obligations under the Share Sale Agreement, it will only be entitled to an amount of revenues equivalent to its expenses during the Service Period, and will be required to reimburse the after-tax profit to DPT.

(d) Subject to clauses 7.2(a), 7.2(b) and 7.2(c), DPT agrees that it will have no right to or interest in any logs or timber produced from PGD during the Service Period,

7.3 Accounts

(a) DPT acknowledges that KIBUSH will be entitled to open its own trading account to deposit all receipts for timber and logs produced by PGD.

(b) DPT acknowledges that KIBUSH will account for all of the Services under this Agreement from its own bank accounts established in PNG.

(c) The parties agree that in consideration for KIBUSH providing the Services that it will have full rights and ownership in any profits generated by PGD during the Service Period, subject to clause 7.2(c)

(d) The parties acknowledge that KIBUSH may provide the Services either itself or through a wholly owned subsidiary, subject to clause 3.c.iv. All costs incurred in providing the Services will be accounted for in the name of the nominee company.

8. Representations and warranties

8.1 No representation or warranty by DPT except under this Agreement.

KIBUSH acknowledges and agrees that except as contemplated by the representations and warranties given in this Agreement, no representation or warranty has been made or given, either expressly or implicitly on behalf of DPT to KIBUSH in relation to the accuracy, completeness, suitability or efficacy of any information or data supplied or made available by DPT or by any other authorized person on behalf of DPT to KIBUSH as to:

(a) DPT's financial or technical capability to undertake the development of the Project; and

(b) the financing that KIBUSH will require to carrying out and complete the Services; and

(c) DPT's liability for any present or future damage, expense, loss or liability which KIBUSH may suffer or incur at any time in respect of the incorrectness or inaccuracy of any such information or data supplied by or on behalf of DPT prior to the date of this Agreement.

8.2 KIBUSH's representations and warranties

KIBUSH represents and warrants for the benefit of DPT as at the date of this Agreement that:

(a) it has the power to execute, deliver and perform its obligations under this Agreement;

(b) it has taken all corporate and other actions necessary to authorize the execution, delivery and performance of this Agreement;

(c) this Agreement is valid, legal and contains binding obligations enforceable against it in accordance with its terms;

(d) to the best of its knowledge the execution, delivery and performance of this Agreement by KIBUSH does not violate or conflict with or otherwise contravene any Papua New Guinea laws to which it is subject, or any agreement or arrangement to which it is party or which is binding on it;

(e) it has not created or permitted to subsist in favor of any other person, rights in respect of the carrying out and completion of the Services which materially and adversely conflict with or are inconsistent with any of the rights and benefits granted to KIBUSH under or in respect of this Agreement.

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8.3 **Representations and Warranties as to the completion of the Services**

KIBUSH represents and warrants to DPT that as at the Effective Date, KIBUSH will carry out the Services until Completion subject to clause 6 of this Agreement.

9. Default Termination

9.1 Either party may by notice in writing to the other terminate this Agreement on the happening of an event of default. For the purpose of this clause an event of default occurs if:-

(a) any party commits a breach of any of its obligations hereunder which (being a breach capable of being remedied) and does not remedy same within five days (5) days of receipt by it of a notice in writing from the non-defaulting party specifying such breach and requiring such breach to be remedied;

(b) continued performance of the Agreement becomes impossible as a result of circumstances referred to in Clause 14 (FORCE MAJEURE)

9.2 Upon the termination of this Agreement, this Agreement shall be at an end. A Party may have a claim against the other for any antecedent breach of covenant, or for any warranty or indemnity contained herein.

10. Ownership of materials and confidentiality

10.1 All electronic data, sketches, drawings, photographs, tables, reports, calculations, computer programs and print-outs and other documents prepared or caused to be prepared by KIBUSH in connection with the Services shall be the exclusive property of PGD and must be delivered to PGD and the Project Manager forthwith on completion or sooner termination of the Services.

10.2 None of the material referred to in Clause 9.1 may be used by KIBUSH for any purpose unless approved by PGD, and this clause shall survive the expiration of the Agreement for another three years subject to possible change of ownership of the Project as between DPT and KIBUSH.

10.3 KIBUSH shall not divulge to any person, other than to DPT without the prior written consent of PGD any information which becomes available to KIBUSH in performing the Services.

11. Insurance and Indemnity

11.1 KIBUSH must ensure that PGD has compulsory insurance cover including the public liability insurance cover as required under the relevant laws of Papua New Guinea.

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KIBUSH is required to provide details of relevant insurance cover for its staff during the course of carrying out the Services.

11.2 On and from the date of this Agreement, KIBUSH will indemnify DPT in relation to any liability, expense or loss that may be incurred by PGD arising from or in connection with:

(a) any breach of or failure to comply in all respects, by the Technical Support Team, with any PNG Laws related to Logging and Timber activities; or

(b) any loss, claim, damage, liability or expense resulting from actions by the Technical Support Team constituting bad faith or negligence arising from carrying out the duties as specified under this or pursuant to this Agreement.

(c) any loss to PGD whether revenue or capital in nature arising from the management and operation of the Project by KIBUSH.

(d) Tax liability including royalties and levies arising from the management and operation of the Project.

(e) Any liability or encumbrance as a result of KIBUSH managing and operating the Project.

12. Security, Safety & Evacuation

12.1 Security within the Project area of operation shall be the responsibility and cost of PGD.

12.2 If at any time during the performance of Services, the Project Manager deems it unsafe to continue work on Project, DPT and KIBUSH shall exert full cooperation and work together to ensure that transport is available (at PGD's cost) to evacuate all employees of DPT and KIBUSH from the Project area.

13. Confidentiality

13.1 Except as otherwise required by law and subject to any written agreement to the contrary in relation to any specific information or document, all information and documents provided by one party to the other under and the terms of this Agreement are confidential and shall not be disclosed to any other person either during the term of this Agreement or following its termination.

13.2 Further, KIBUSH shall under no circumstance divulge information on any data obtained in relation to this Agreement to third party except upon express written consent from DPT.

13.3 This clause survives the Agreement for a period of five (5) years subject to possible change of ownership of the Project as between DPT and KIBUSH.

14. Force Majeure

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14.1 A party will not be liable for any failure to perform or delay in performing its obligations under this Agreement if that failure or delay is due to circumstances beyond that party's reasonable control.

14.2 If that delay or failure to perform exceeds 20 days, a party may immediately terminate this Agreement by written notice to the other party.

14.3 If there is any such delay or failure to perform, the parties agree to work together to address the circumstances that have caused the delay or failure.

14.4 This clause 14 does not relieve or suspend a party's obligation to pay money.

15. Assignment

Neither party may without the prior written consent of the other assign, charge or otherwise dispose of or part with the benefit of this Agreement or any of its rights or interests herein or obligations hereunder.

17. Notices

17.1 A notice or other communication in connection with this Agreement:-

i. must be in writing;

ii. must be left at the address of the addressee, to the address specified in this clause, or sent by e-mail, or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number then to that address or facsimile number:-

DPT

Attention:	Eliot Silman Director
Address:	Diract Pty Ltd

KIBUSH

Attention:	Warren Sheppard CEO
Address:	KIBUSH CAPITAL CORPORATION

17.2 A notice or other communication takes effect as follows:

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E-mail: 2 business days
Facsimile: Immediately upon confirmation of successful transmission
Post: 2 business days

18. Further assurances

Without prejudice to any other provision of this Agreement, each party agrees to execute, sign and do all further or other acts, deeds, documents, matters and things necessary, desirable or convenient to give effect to the provisions of this Agreement and the matters and transactions contemplated hereby.

19. Arbitration

The parties shall submit any dispute and deal with same under the dispute settlement provisions of the Share Sale Agreement.

20. Governing law

This Deed is governed by and construed in accordance with the laws in force in the State of Victoria and each Party submits to the exclusive jurisdiction of the courts of that State

21. Costs

Each party will bear its own costs (including any legal fees and disbursements) of and incidental to the negotiation, preparation and execution of this Agreement.

22. Whole agreement and variation

22.1 The Parties hereby acknowledge and agree that this Agreement and the Share Sale Agreement constitute the entire agreement and understanding between them and supersedes all previous agreements with respect to the subject matter hereof and the parties are not bound by or liable for any statement, representation, promise or agreement not contained herein or therein.

22.2 No variation or modification of this Agreement shall be effective unless in writing and duly executed by all of the parties.

23. Counterparts

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same Agreement.

[execution page follows]

EXECUTED as an Agreement

SIGNED for and on behalf of
DPT by the)
Director)
in the presence of:)

.... 12/06/2015
Eliot Silman
Director

....
[Witness Sign and print name]
TAMARA MILLER

SIGNED for and on behalf of)
KIBUSH by Warren Sheppard)
Director in the presence of:)

)
)

....
Warren Sheppard
Director

....
[Witness Sign and print name]
MARINA PEN